EXHIBIT 99.1

Dolphin Entertainment 2017 Revenue Increases 238% to $22.4 Million

NEW YORK, NY and LOS ANGELES, CA / April 4, 2018 / PRNewswire / -- Dolphin Entertainment (DLPN), a publicly-traded independent producer of premium feature films and digital content, and parent company of 42West, one of the largest public relations and marketing services firms in the entertainment industry, announces its financial results for the full year ended December 31, 2017.

Full Year 2017 Highlights

•

Revenue of $22.4 million, up from $9.4 million as compared to the prior year.

•

Operating loss of $1.1 million compared to an operating loss of $17.7 million in the prior year.

•

Net income of $6.9 million, compared to a net loss of $37.2 million in the prior year.

•

On a pro-forma basis, revenue was $27.1 million, the operating loss was $0.1 million and net income was $8.6 million. Financial information presented on a pro-forma basis assumes that the acquisition of 42West occurred on January 1, 2017 instead of March 30, 2017.

•

On December 21, 2017 uplisted to NASDAQ.

•

On December 26, 2017 announced the closing of a public offering with gross proceeds of $5,011,875.

•

 Acquired PR Powerhouse, 42West, on March 30, 2017 in a $28 million all-stock transaction.

•

Named as agency of record for an online social media and social networking service with more than 2 billion monthly users, committing as much as $1 billion to original content in 2018.

•

In July 2017, Joe Quenqua joined as a managing director. The former Disney executive is expected to expand the company's offerings in digital content and live events.

Dolphin's CEO, Bill O'Dowd, commented, "We had a very strong 2017. Revenue grew significantly, to $22.4 million, a 238% increase from the prior year. A substantial part of that total growth continues to be attributable to our March 2017 acquisition of 42West.”

Mr. O'Dowd continued, “In 2018 we will continue to drive top and bottom line growth. In our content marketing division, we are already off to a good start having signed many new projects and clients this year. Furthermore, we continue to see opportunities to complement our organic growth by pursuing accretive acquisitions of companies or personnel in the highly-fragmented content marketing space. In terms of producing content, we are focused on moving at least one film into production, thereby generating additional revenues for that business unit and providing optionality in 2019. Collectively, the accomplishments of last year, including our uplisting to NASDAQ, have Dolphin well positioned to maximize shareholder value in 2018 and beyond.”

About Dolphin Entertainment, Inc.

Dolphin Entertainment is a leading independent entertainment marketing and premium content development company. Through our recent acquisition of 42West, we provide expert strategic marketing and publicity services to all of the major film studios, and many of the leading independent and digital content providers, as well as for hundreds of A-list celebrity talent, including actors, directors, producers and recording artists. 42West is a recognized global leader in PR services for the entertainment industry and, in December 2017, the New York Observer listed 42West as one of the top four most powerful PR firms of any kind in the United States. The strategic acquisition of 42West brings together premium marketing services with premium content production, creating significant opportunities to serve our respective constituents more strategically and to grow and diversify our business. Our content production business is a long established, leading independent producer, committed to distributing premium, best-in-class film and digital entertainment. We produce original feature films and digital programming primarily aimed at family and young adult markets.

Investor Contact:

James Carbonara
Regional Vice President, Hayden IR
james@haydenir.com
+ 1 646 755 7412